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                                                                       EXHIBIT 5

                                                                January 10, 2000

General Atlantic Partners 50, L.P.
c/o General Atlantic Service Corporation
3 Pickwick Plaza

Greenwich, CT  06380

Ladies and Gentlemen:

             In connection with the August 1999 public offering of 4.5 million shares of common stock of priceline.com Incorporated, you agreed in a letter dated August 9, 1999 (the "Lock-Up Letter") to restrict your right to sell, dispose and engage in certain other transactions in the common stock and common stock equivalents of priceline.com during the period beginning on August 9, 1999 and ending 180 days after the date of the final prospectus relating to the offering. We are writing to release you from the restrictions set forth in the Lock-Up Letter with respect to the sale of 295,214 shares of common stock of priceline.com.

             This release is subject to your agreement that the restrictions on your right to sell, dispose or engage in certain other transactions in the common stock and common stock equivalents of priceline.com in the Lock-Up Letter shall be extended through the period ending on May 8, 2000, except that you may sell, distribute, transfer or dispose of up to 15% of the common stock of priceline.com you own after giving effect to the sale permitted by this letter beginning on February 8, 2000.

             We have been advised by priceline.com that you will own 1,170,897 shares of common stock of priceline.com after giving effect to the sale permitted by this letter. Please sign below to acknowledge your acceptance of the terms of the release and the extension of the restrictions.


                                         Very truly yours,


                                         By: /s/ William J. Sanders
                                             ----------------------
                                             William J. Sanders
                                             Managing Director

Accepted by:
General Atlantic Partners 50, L.P.
By: General Atlantic Partners, LLC, its general partner


By: /s/ William E. Ford
    -------------------
    William E. Ford
    Managing Member